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                   MANAGEMENT AND OPERATING SERVICES AGREEMENT


         This Agreement dated as of January 31, 2002 between Suite101.com, Inc., a Delaware corporation having offices at Suite 210 - 1122 Mainland Street, Vancouver, BC, Canada V6B 5L1, (hereinafter referred to as "Suite101") and Creative Marketeam Canada Ltd., a British Columbia corporation, having offices at 6111 Le Clair Street, Abbotsford, BC, Canada V4X 2C9 (hereinafter referred to as "Marketeam");

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Suite101 currently owns a World Wide Web-based directory and on-line publishing community (herein such activities as currently conducted are referred to as "Suite101's Web-based Business"); and

         WHEREAS, in conjunction with Suite101's Web-based Business and in view of its recent expenses and very limited revenues, Suite101 is seeking to curtail its expenditures relating to Suite101's Web-based Business, limit its operations, and desires to obtain the services of Marketeam to provide certain management and operating services related to the ongoing operation of Suite101's Web-based Business in accordance with the terms of this Agreement; and

         WHEREAS, Marketeam is willing to provide such continuing management and operating services for Suite101's Web-based Business on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Suite101 and Marketeam agree as follows:


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1.       Management and Operations Services; Excluded Responsibilities.

         (a) Marketeam shall at its expense provide management and operating services for Suite101's Web-based Business including the day-to-day over-site of the Suite101 Web site, known as Suite101.com, including, without limitation, the following duties: accounting and bookkeeping, making payments to Senior and Managing Editors, providing administration, oversight and fulfillment of Suite101's duties and responsibilities under its agreements with BarnesandNoble.Com, LLC, including collection and prompt deposit in the account of Suite101 of all receipts from BarnesandNoble.Com, LLC, providing Internet access to the Web site, hosting email, property maintenance, providing postage, implementing software upgrades, arranging for necessary software and other intellectual property licensing, and paying the electric charges and long distance telephone charges. In addition, Marketeam shall make available at its expense such other managerial, technical, general and clerical personnel assistance as it deems necessary to support Suite101's Web-based Business.

         (b) To the extent of the services to be provided hereunder, Marketeam shall be responsible to the Board of Directors of Suite101 for all phases of the day-to-day management and operation of Suite101's Web-based Business, including the implementation, management and operation of the Suite101 web site and links, interfacing with Contributing Editors, Managing Editors and Senior Managing Editors, and such other aspects of the planning, operation, management and control of the Suite101.com Web site as are necessary to the continuing uninterrupted operation of Suite101's Web-based Business.


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         (c)   Except as specifically authorized in writing in advance by the
Suite101 Board of Directors, Marketeam shall not, and shall have no authority to act on behalf of Suite101 with respect to, any of the following activities:

              (i) Marketeam shall not negotiate on behalf of or enter into any agreements regarding the issuance of any capital stock of Suite101, the sale of any assets, tangible or intangible, or involving any intellectual property of Suite101 or any transaction involving any merger, consolidation or business combination involving Suite101.

              (ii) Marketeam shall not negotiate on behalf of or enter into any employment agreements relating to the employment of any person as an employee, consultant or other provider of services to Suite101.

              (iii) Marketeam shall not negotiate on behalf of or enter into any agreement relating to any purchase or lease of personal or real property by Suite101.

              (iv) Marketeam shall not negotiate on behalf of or enter into any agreements relating to the expenditure of any money by Suite101.

              (v) Marketeam shall not represent to any person that it or any of its officers or employees are authorized to enter into any agreement on behalf of Suite101 or make any commitment involving Suite101.

         (d) Suite101, through its officers or consultants, shall perform the following at the expense of Suite101:


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              (i)   prepare and file all periodic and other reports required to be filed with any governmental agency or stock exchange, including the U.S. Securities and Exchange Commission;

              (ii) prepare and cause to be audited the 2001 year-end financial statements and prepare any required quarterly unaudited financial statements;

              (iii) prepare for and hold an annual meeting of shareholders;

              (iv)  prepare and file all required tax returns and reports;

              (v)   pay the following expenses:

                    (A) copier and telephone lease rental, and

                    (B) office rent

2.       Compensation.


         (a) In consideration of the services to be performed by Marketeam pursuant to Paragraph 1 hereof, Suite101 will pay Marketeam during the term of this Agreement a management fee of (i) U.S. $26,000 per month, payable on the first day of each month and (ii) upon collection by Suite101, a sum equal to all receipts of Suite101 from its contracts with BarnesandNoble.Com, LLC. Upon termination of this Agreement, for any reason other than a default by Marketeam hereunder, all amounts accrued on account of the monthly management fee shall immediately become due and payable.
         (b) All business expenses, including but not limited to travel expenses, entertainment expenses and telephone tolls, relating to Suite101's Web-based Business and incurred by personnel furnished by Marketeam pursuant to this Agreement in the course of performing duties under this Agreement shall be billed directly to Marketeam


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by such personnel, who shall be promptly reimbursed by Marketeam. None of such expenses relating to Suite101's Web-based Business shall be borne by Suite101.

         (c) All revenues of Suite101 and other monies received by Suite101 during the term of this Agreement shall be accounted for by Marketeam and paid over and credited to the account of Suite101.

3.       Term.

         The term of this Agreement shall be for a period of one (1) month from the date hereof and shall continue from month to month thereafter until terminated as provided for in Paragraph 4 hereof.

4.       Termination.

         Either party to this Agreement shall have the right to terminate this Agreement on giving ten (10) days' written notice prior to the end of any monthly termination hereof. Notwithstanding the above, this Agreement shall automatically terminate in the event of the sale of those assets constituting Suite101's Web-based Business.

5.       Representations and Warranties.

         (a) Suite101 represents and warrants that this Agreement has been duly authorized for execution and delivery by action of the Board of Directors of Suite101 and that Suite101 is duly authorized under all applicable provisions of law to make and perform this Agreement. Suite101 further represents and warrants that the execution and delivery of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of Suite101's Certificate of Incorporation, or of its By-Laws, or of any corporate restriction or of any agreement or instrument to which Suite101 is now a party or by which it is bound, or constitute a default under any of the foregoing, or result


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in the creation or imposition of any lien, encumbrance, or charge of any nature whatsoever upon any of the properties or assets of Suite101 under the terms of any such agreement or instrument.

         (b) Marketeam represents and warrants that this agreement has been duly authorized for execution and delivery by action of the Board of Directors of Marketeam and that Marketeam is duly authorized under all applicable provisions of law to make and perform this Agreement. Marketeam further represents and warrants that the execution and delivery of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of Marketeam's Certificate of Incorporation, or of its By-Laws, or of any corporate restriction or of any agreement or instrument to which Marketeam is now a party or by which it is bound, or constitute a default under any of the foregoing, or result in the creation or imposition of any lien, encumbrance, or charge of any nature whatsoever upon any of the properties or assets of Marketeam under the terms of any such agreement or instrument.

6.       Covenants and Agreements of Marketeam.

         (a) Marketeam agrees that it will not, during the term of this Agreement and for a period of three (3) years thereafter, directly or indirectly, disclose, publish or divulge (except in connection with the performance of its duties under this Agreement) to any firm, person or corporation any of the confidential information of Suite101 or its subsidiaries learned in connection with the performance of the duties hereunder; and agrees not to use in competition with Suite101 any of such confidential information, including, without limitation, knowledge or information relating to sources of data, trade


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secrets, computer systems and programs, business methods, the names and requirements of its members or subscribers, or its finances.

         (b) Except as expressly previously authorized in writing by Suite101, which authorization will not be unreasonably withheld, Marketeam agrees that it will not, during the term of this Agreement and for a period of three (3) years thereafter, within the United States or Canada, directly or indirectly, either as principal, agent, contractor, subcontractor, consultant, stockholder, partner, co-venturer or in any other individual or representative capacity whatsoever, engage or become interested in the business of the operation of an Internet community Web site offering content substantially similar to that offered on the Suite101.com Web site during the term of this Agreement within the United States or Canada or any business or activity of the type then engaged in or conducted by Suite101 during the term of this Agreement throughout the United States or Canada.

         (c) Any process, method, discovery, improvement or computer program devised, conceived or developed by Marketeam, alone or with others, during the term of this Agreement in connection with the performance of its duties hereunder and related to the operation of an Internet community Web site offering content substantially similar to that offered on the Suite101.com Web site during the term of this Agreement within the United States or Canada shall be the exclusive property of Suite101 and shall be promptly disclosed to it. Marketeam shall, both during and after expiration or termination of this agreement (regardless of the reason therefore), at the request and expense of Suite101, forthwith execute and deliver all instruments and take all such other action as Suite101 may reasonably request to transfer to and confirm and vest all rights, title and interest


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therein in Suite101 and to enable it to apply for and obtain domestic and foreign patents and copyrights therein. All expenses of filing and prosecuting any such patent and copyright applications shall be borne by Suite101, but Marketeam shall cooperate in filing and prosecuting such applications.

         (d) Marketeam agrees to enter into an agreement with (for the benefit of, and enforceable by, Suite101) with each of its employees acting pursuant to this Agreement to the effect that each such employee, individually, shall abide, and be bound by, the terms of this Paragraph 6.

         (e) The provisions of this Paragraph 6 shall survive the termination of this agreement.

         (f) The covenants contained in this Paragraph 6 shall be deemed to be a series of separate covenants; and if, in any judicial proceedings, a court shall refuse to enforce all of such separate covenants, then those so held to be unenforceable shall be deemed deleted to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

         (g) Marketeam understands and agrees that Suite101 intends to engage in negotiations with others, including, possibly, Marketeam, to sell its assets related to Suite101's Web-based Business, and including, possibly, the shares and/or assets of i5ive Communications, Inc. ("i5ive"), a wholly-owned subsidiary of Suite101. Marketeam agrees that at all times during the term of this agreement it shall keep segregated and apart the assets and properties of both Suite101 and i5ive and shall take such steps as are reasonably necessary to preserve Suite101's Web-based Business for the purpose of facilitating and enhancing the sale of those assets.


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7.       Personnel

         All personnel furnished by Marketeam and performing services for Suite101 pursuant to this Agreement shall be and remain the employees of Marketeam and shall not represent themselves as being the employees or under the supervision and control of Suite101. All such personnel shall agree in writing to the restrictions set forth in paragraph 1(c) hereof as restricting their authority to act on behalf of or represent Suite101.com.

8.       Indemnification.

         It is understood that Suite101 shall have no liability for any debts or other obligations of Marketeam whether or not incurred on behalf of Suite101; and Marketeam hereby agrees to indemnify Suite101 and hold Suite101 harmless against any and all actions, suits, proceedings, demands, assessments, or judgments, costs and expenses of any nature whatsoever arising out of any services performed under this Agreement or any actions taken on behalf of Suite101 by personnel furnished by Marketeam pursuant to this Agreement that violate any of the terms of this Agreement.

9.       Assignment and Amendment.

         This Agreement shall not be assigned or amended without the written consent of the other party.

10.      Governing Law.

         This Agreement is governed by the laws of the State of Delaware.

11.      Notices.

         All notices and other communications under this Agreement shall be in writing and shall be delivered, by hand delivery, facsimile or by email to the following addresses:


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         (a)   if to Suite101, at 1122 Mainland Street, Suite 210, Vancouver,
               BC, Canada V6B 5L1, Fax # 604-682-3277 and email c/o wscpalaw@aol.com.

         (b) if to Marketeam, at 6111 Le Clair Street, Abbotsford, BC, Canada V4X 2C9.

         Any notice given in accordance with the foregoing shall be deemed to be given when personally delivered or transmitted for delivery.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        SUITE101.COM, INC.


                                        By: /s/ Peter L. Bradshaw
                                            ------------------------------------
                                            Peter L. Bradshaw, President


                                        CREATIVE MARKETEAM CANADA LTD.


                                        By: /s/ Douglas Loblaw
                                            ------------------------------------
                                            Douglas Loblaw, President


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